Exhibit 36

         CONTACTS:                                     Investor Relations
         Lawrence A. Rand        Nigel D. Muir         Scott S. Cunningham
         Kekst and Company       Praxair, Inc.         Praxair, Inc.
         212-593-2655            203-837-2240          203-837-2073

                                                     FOR IMMEDIATE RELEASE

         PRAXAIR ANNOUNCES DEFINITIVE MERGER AGREEMENT WITH CBI INDUSTRIES


         DANBURY, Conn., December 22, 1995 -- Praxair, Inc. (NYSE:PX) and

         CBI Industries, Inc. (NYSE:CBI) announced today that they have signed a definitive merger agreement in which Praxair will pur-

         chase all outstanding common shares of CBI for $33.00 per share in cash.  The Boards of Directors of both companies have unani-

         mously approved the agreement.


         To complete the transaction, Praxair said that it intends next week to amend its tender offer commenced on November 3, 1995 to increase its offering price to $33.00 per share.  Consummation of the tender offer is subject to terms and conditions to be set forth in the tender offer.


         "The strategic fit between our two companies will lead to

         greater sales growth, lower costs and a wider array of prod-

         ucts, applications and technologies," said H. William

         Lichtenberger, Praxair's chairman and chief executive officer.

         "We are pleased that this transaction will be completed in a timely manner and on a cooperative basis and we look forward to bringing our organizations together quickly."


         "The shareholders of CBI are well-served by this merger agree-

         ment," said CBI's chairman and president, John E. Jones.

         "Praxair's position as a world leader in industrial gases will strengthen CBI's global operations and present our employees with significant new opportunities," he said.


         Praxair is the largest industrial gases company in North and

         South America, and one of the largest worldwide, with 1994 sales of $2.7 billion.  The company produces, sells and dis-

         tributes atmospheric, process and specialty gases, and high-

         performance surface coatings.  Praxair is a leader in the com-

         mercialization of new technologies that bring productivity and environmental benefits to a diverse group of industries.









                                                                       2

         CBI Industries, Inc. has subsidiaries operating throughout the world in producing and distributing carbon dioxide and indus-

         trial gases; in designing, engineering, fabricating and erect-

         ing metal plate structures and in executing other contracting services; and in providing oil and refined petroleum product storage and blending facilities.


                                     #  #  #